SMEAD FUNDS TRUST

(the “Trust”)

Rule 12b-1 Plan

The Plan (“Plan”) described below is adopted pursuant to the provisions of Rule 12b-1 (“Rule 12b-1”) under the Investment Company Act of 1940, as amended (the “1940 Act”), by the Board of Trustees (“Board” and the members individually, “Trustees”) of the Trust, including a majority of the Trustees who: (i) are not “interested persons,” as defined by Section 2(a)(19) of the 1940 Act, of the Trust (“Independent Trustees”); and (ii) have no direct or indirect financial interest in the Plan or any agreement related thereto, (the “Qualified Independent Trustees”).

The Trust currently issues units of beneficial interest (“Shares”) in the following fund: the Smead Value Fund (the “Fund”). The Fund has seven classes of Shares under the Plan: Investor Class shares, Class A shares, Class C shares, Class R1 shares, Class R2 shares, Class R3 shares and Class R4 shares. The Trust desires to adopt the Plan with respect to the Fund that is presently designated and such other series or classes as may hereafter be designated by the Board (each, an “Additional Fund”). The Board having determined that there is a reasonable likelihood that the following described Plan will benefit the Trust and its shareholders and that said Plan is otherwise in the best interests of the Trust and its shareholders, hereby adopts and approves the Plan, and the related agreements described herein.

1.      The Plan is adopted in order to induce firms (including brokerage firms, depository institutions and other firms) to provide distribution services to the Trust and its shareholders and to enable the Trust to compensate such firms for providing such distribution services to the Trust and its shareholders.

2.      Amounts paid under the Plan shall comply with the guidelines concerning asset-based sales charges as set forth in the Conduct Rules of the Financial Industry Regulatory Authority, Inc.

3.      Pursuant to an agreement, the Trust will pay the principal distributor named therein from time to time (“Principal Distributor”) the following fees:

Class	Distribution Fee
Investor Class Shares	Distribution fee at an annual rate equal to 0.25 of 1% per annum of the average daily net assets
Class A Shares	Distribution fee at an annual rate equal to 0.25 of 1% per annum of the average daily net assets

Class	Distribution Fee
Class C Shares	Distribution fee at an annual rate equal to 0.75 of 1% per annum of the average daily net assets
Class R1 Shares	Distribution fee at an annual rate equal to 0.50 of 1% per annum of the average daily net assets
Class R2 Shares	Distribution fee at an annual rate equal to 0.50 of 1% per annum of the average daily net assets
Class R3 Shares	Distribution fee at an annual rate equal to 0.50 of 1% per annum of the average daily net assets
Class R4 Shares	Distribution fee at an annual rate equal to 0.25 of 1% per annum of the average daily net assets

Because the Plan is a “compensation” plan (versus a “reimbursement” plan), the fees set forth above are paid to the Principal Distributor regardless of the distribution-related expenses actually incurred. As a result, the amount of such fees paid by the Trust during any year may be more or less than the actual expenses incurred by the Principal Distributor pursuant to the Plan.

4.      The Board shall require that the Principal Distributor prepare reports for review of the Board on a quarterly basis which list the amounts expended by the Principal Distributor under the Agreement and the purposes for such expenditures, including amounts paid to participating broker-dealers or other firms, if any, and such other information as the Board shall reasonably request from time to time. Not less frequently than quarterly, the Board shall review said report(s) at a meeting of the Board.

5.      The Plan (and any related agreements) will become effective upon approval by a vote of the Board and of the Qualified Independent Trustees, cast in person at a meeting called for the purpose of voting on the Plan.

6.      The Plan (and related agreements) unless terminated earlier as hereinafter provided, shall continue in effect from year-to-year as to the Fund so long as each such continuance is approved at least annually by the vote of the Board, including a majority of the Qualified Independent Trustees, cast in person at a meeting called for the purpose of voting on such Plan (and related agreements). The Plan (and related agreements) shall become effective as to each Additional Fund upon approval by the vote of the Board, including a majority of the Qualified Independent Trustees, and any other approvals that may be required by Rule 12b-1.

7.      The Plan may be terminated by the Trust or a Fund at any time upon the vote of a majority of the Qualified Independent Trustees or by the vote of a majority of the outstanding voting securities of that Fund (as defined in the 1940 Act). Any related agreement may be terminated by the Trust in a similar manner without penalty upon at least 60 days’ written notice to the other party to the agreement, and will terminate automatically in the event of its assignment (as defined in the 1940 Act).

8.      All material amendments to the Plan must be approved by the vote of the Board, including a majority of the Qualified Independent Trustees, cast in person at a meeting called for the purpose of voting on such amendments, and in the case of any amendment materially increasing the amount of expenditures for distribution to be paid by a Fund, by the vote of the majority of the outstanding voting securities of the Fund (as defined in the 1940 Act).

9.      So long as the Plan is in effect, the selection and nomination of Independent Trustees shall be committed to the discretion of Independent Trustees.

10.      Copies of the Plan, any related agreements, and any reports made to the Board hereunder must be preserved by the Trust for a period of not less than six years from the date of the Plan, agreement or report, the first two years in an easily accessible place.

11.      Because the Plan covers more than one share class, and may cover more than one seris of the Trust, the provisions of the Plan are severable for each class and series and whenever the Plan requires action to be taken by the Board or shareholders, that action must be taken separately for each class or series affected by the matter.

Adopted: November 3, 2014

Form of Rule 12b-1 Related Agreement

FORM OF 12B-1 RELATED AGREEMENT

[Name of Selling Firm]

[Address]

[Address]

RE:	Smead Funds Trust (the “Trust”)

Ladies and Gentlemen:

This Agreement (“Agreement”) confirms our understanding and agreement with respect to Rule 12b-1 payments to be made to you in accordance with the Dealer Agreement between you and us (the “Dealer Agreement”), which entitles you to serve as a selected dealer of the Smead Value Fund (the “Fund”), a series of the Trust for which we serve as principal distributor (the “Distributor”).

1.

From time to time during the term of this Agreement, we may make payments to you pursuant to a distribution plan (the “Plan”) adopted by the Fund pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), with respect to the Fund’s Investor Class, Class A, Class C, Class R1, Class R2, Class R3 and Class R4 share classes (collectively, the “Share Classes”). You agree to furnish sales and marketing services to your customers who invest in and own the Share Classes, including, but not limited to, answering routine inquiries regarding the Fund and processing shareholder transactions. With respect to such payments to you, we shall have only the obligation to make payments to you after, for as long as, and to the extent that, we receive from the Fund an amount equivalent to the amount payable to you. The Fund or we, as Distributor, each reserves the right, without prior notice, to suspend or eliminate the payment of such Plan payments by amendment, sticker or supplement to the then-current Prospectus of the Fund or other written notice to you.

2.

Any such Plan payments shall reflect the amounts described in a written payout schedule we provide to you. Payments will be based on the dollar amount of Share Classes which are owned by those customers of yours whose records, as maintained by the Fund or its transfer agent, designate your firm as the customer’s dealer of record. No such Plan payments will be payable to you with respect to Share Classes purchased by or through you and redeemed by the Fund within seven business days after the date of confirmation of such purchase. You represent that you are eligible to receive any such payments made to you under the Plan.

3.

You agree that all activities conducted under this Agreement will be conducted in accordance with the Plan, as well as all applicable state and federal laws, including the 1940 Act, the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and any applicable rules of the Financial Industry Regulatory Authority, Inc.

4.

Upon request, on a quarterly basis, you shall furnish us with a written report describing the amounts payable to you pursuant to this Agreement and the purpose for which such amounts were expended. We shall provide quarterly reports to the Trust’s Board of Trustees (the “Board”) of amounts expended pursuant to the Plan and the purposes for which such expenditures were made. You shall furnish us with such other information as we shall reasonably request in connection with our reports to the Board with respect to the fees paid to you pursuant to this Agreement.

5.

This Agreement shall continue in effect until terminated in the manner prescribed below or as provided in the Plan or in Rule 12b-1. This Agreement may be terminated, without penalty, by either of us, upon ten days’ prior written notice to the other party. In addition, this Agreement will be terminated with respect to any Share Class upon a termination of the Plan with respect to the Share Class, or the termination of your Dealer Agreement with us, of if a Share Class closes to new investments, or if our Distribution Agreement with the Trust terminates.

6.

This Agreement may be amended by us from time to time by the following procedure. We will mail a copy of the amendment to you at your address shown below. If you do not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this Agreement. Your objection must be in writing and be received by us within such fifteen days.

7.

This Agreement shall become effective as of the date when it is executed and dated by us below. This Agreement and all the rights and obligations of the parties hereunder shall be governed by and construed under the laws of Delaware without regard to conflict of laws principles.

8.	All notices and other communications shall be given as provided in the Dealer Agreement.

If the foregoing is acceptable to you, please sign this Agreement in the space provided below and return the same to us.

[    ]

By:

Insert Name:  ———————————

Title:  —————————

Date:

Agreed to and Accepted: Name and Address of Selling Member firm:

By:

Insert Name:  ———————————

Title:  —————————

Date: